Exhibit 5.1

Gibson Dunn & Crutcher
Direct: +1212.351.4000
www@gibsondunn.com
Client: C 04459-00015

September 13, 2010

Alliant Techsystems Inc.
7480 Flying Cloud Drive
Minneapolis, MN 55344

Re:                 Alliant Techsystems Inc. 6 7/8% Senior Subordinated Notes due 2020

Ladies and Gentlemen :

We have acted as special counsel to Alliant Techsystems Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of (a) the Registration Statement on Form S-3, File No. 333-169260, with the Securities and Exchange Commission (the “Commission”) on September 8, 2010 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), (b) the preliminary prospectus supplement dated September 8, 2010 and filed with the Commission pursuant to Rule 424(b) (the “Preliminary Prospectus Supplement”) on September 8, 2010, and (c) the final prospectus supplement dated September 8, 2010 and filed with the Commission pursuant to Rule 424(b) on September 9, 2010 (together with the Preliminary Prospectus Supplement, the “Prospectus Supplement”), relating to the offering and sale by the Company of $350,000,000 aggregate principal amount of its 6 7/8% Senior Subordinated Notes due 2020 (the “Notes”) and the guarantees of the Notes (the “Guarantees”) by the Company’s subsidiaries listed on Schedule A hereto (the “Subsidiary Guarantors”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below.  In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that (a) the Notes constitute legal, valid and binding obligations of the Company and (b) the Guarantees constitute legal, valid and binding obligations of each of the respective Subsidiary Guarantors.

The opinions set forth above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We are not admitted or qualified to practice law in the States of Minnesota or Missouri.  Therefore, in rendering the opinions expressed herein, we have relied solely and without independent investigation upon (i) the opinion of Keith D. Ross, Vice President and General Counsel of the Company, a copy of which has been filed as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed on September 13, 2010, with respect to matters governed by the laws of the State of Minnesota and (ii) the opinion of Lathrop & Gage LLP, a copy of which has been filed as Exhibit 5.3 to the Company’s Current Report on Form 8-K filed on September 13, 2010, with respect to matters governed by the laws of the State of Missouri.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and the Delaware General Corporation Law.  We are not engaged in practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained herein.   This opinion is limited to the effect of the present state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the State of Delaware and the facts as they presently exist.  We assume no obligation to revise or supplement this opinion in the event of future changes in such laws.  We express no opinion regarding the Securities Act or any other federal or state securities laws or regulations.

We consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K on September 13, 2010, and we further consent to the use of our name under the caption “Validity of the Notes and Guarantees” in the Prospectus Supplement.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

Schedule A

Name	Jurisdiction of Incorporation
Ammunition Accessories Inc.	Delaware
ATK Commercial Ammunition Company Inc.	Delaware
ATK Commercial Ammunition Holdings Company Inc.	Delaware
ATK Launch Systems Inc.	Delaware
ATK Space Systems Inc.	Delaware
Eagle Industries Unlimited, Inc.	Missouri
Eagle Mayaguez, LLC	Missouri
Eagle New Bedford, Inc.	Missouri
Federal Cartridge Company	Minnesota